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                                                                 EXHIBIT 99.1

                             PETROLITE CORPORATION
                              STOCK INCENTIVE PLAN

                                   ARTICLE I
                                    GENERAL

        1.1 Purpose. The purpose of this Stock Incentive Plan (the "Plan") is to associate more closely the interests of the management of Petrolite Corporation and its subsidiaries (collectively referred to as the "Company") with the shareholders by relating capital accumulation with increases in shareholder value, encourage management success by providing capital accumulation as an incentive, maintain competitive compensation levels, and provide an incentive to management for continuous employment with the Company.

        1.2 Administration. (a) The Plan shall be administered by a Committee of disinterested persons appointed by the Board of Directors of Petrolite Corporation, as constituted from time to time. The Committee shall consist of at least three members of the Board, none of whom shall be, while serving on the Committee, or shall have been, within one year prior to commencement of service on the Committee, eligible for selection as a person to whom stock may be allocated or to whom stock options may be granted under the Plan or any other plan of the Company under which participants are entitled to acquire stock or stock options of the Company.

        (b) The Committee shall have the authority, in its sole discretion and from time to time: (i) to designate the employees or classes of employees eligible to participate in the Plan; (ii) to grant awards provided in the Plan in such form and amount as the Committee shall determine; (iii) to impose such limitations, restrictions and conditions
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upon any such award as the Committee shall deem appropriate; and (iv) to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.

        (c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

        1.3 Eligibility for Participation. Participants shall be selected by the Committee from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of awards the Committee shall give consideration to the functions and responsibilities of the individual, past and potential contributions to profitability and sound growth, the value of his services to he Company, and any other factors deemed relevant by the Committee.

        1.4 Types of Awards Under Plan. Awards under the Plan may be in the form of any one or more of the following:

                (i)  Stock Options ("Options"), as described in Article II;

                (ii) Restricted Stock Units, as described in Article III.

        1.5 Aggregate Limitation On Awards. (a) Shares of stock which may be issued under the Plan shall be authorized and unissued or treasury shares of Capital Stock of Petrolite Corporation ("Capital Stock"). The maximum number of shares of Capital Stock which may be issued under the Plan shall be 600,000, and for purposes of Section 1.5, all Restricted Stock Units shall be treated as payable exclusively in shares of Capital stock.




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        (b)     Any shares of Capital Stock with respect to which an Option or
Restricted Stock unit is terminated unexercised, expires or is otherwise forfeited shall again be available for issuance under the Plan.

        1.6 Effective Date and Term of Plan. (a) The Plan shall become effective on the date approved by the holders of a majority of the shares of Capital Stock present in person or by proxy and entitled to vote at the 1987 Annual Meeting of Shareholders of Petrolite Corporation.

        (b) No awards shall be made under the Plan after the last day of the Company's 1992 fiscal year, provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the term of such awards.

        1.7 Prior Plans. Effective on December 31, 1986, no further awards shall be made under the Petrolite Corporation Incentive Stock Option Plan adopted on September 16, 1981, provided, however, that any rights theretofore granted under that plan shall not be affected.




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                                   ARTICLE II

                                 STOCK OPTIONS

        2.1 AWARD OF STOCK OPTIONS. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any participant in the Plan one or more Options to purchase for cash the number of shares of Capital Stock allotted by the Committee. The date an Option is granted shall mean the date selected by the Committee on which the Committee allots a specific number of shares to a participant pursuant to the Plan.

        2.2 OPTION AGREEMENTS. The grant of an Option shall be evidenced by a written Stock Option Agreement executed by the Company and the holder of an Option ("optionee"), stating the number of shares of Capital Stock subject to the Option evidenced thereby, and in such form as the Committee may from time to time determine.

        2.3     OPTION PRICE.   The purchase price per share of Capital Stock
("option price") deliverable upon the exercise of an Option shall be 100% of the fair market value of a share of Capital Stock on the date the Option is granted.

        2.4 TERM AND EXERCISE OF OPTIONS. Except as provided in Section 2.9, and unless otherwise determined by the Committee, each Option granted under the Plan shall become exercisable with respect to 25% of the shares subject thereto on and after the first anniversary of the date of grant thereof, and with respect to an additional 25% of such shares on and after each of the second, third and fourth anniversaries of such date of grant. Options may be partially exercised from time to time within such percentage limitations. Options granted under the plan shall be




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exercisable during such period or periods as the Committee shall determine;
provided, however, that no Option shall be exercisable more than 11 years after the date of grant thereof.

        2.5 Manner of Payment. Each Stock Option Agreement shall set forth the procedure governing the exercise of the Option granted thereunder, and shall provide that, upon such exercise in respect of any Capital Stock subject thereto, the optionee shall pay to the Company, in full, the option price for such shares with cash. As soon as practicable after receipt of such payment, the Company shall deliver to the optionee a certificate or certificates for such shares of Capital Stock.

        2.6 Death of Optionee. Upon the death of the optionee, any rights to the extent exercisable on the date of death may be exercised by the optionee's estate, provided that such exercise occurs within 12 months after the optionee's death.

        2.7 Disability or Retirement. Upon termination of the optionee's employment by reason of permanent disability (as determined by the Committee) or retirement, any rights to the extent exercisable on such date of termination by reason of permanent disability or retirement may be exercised by the optionee, provided that such exercise occurs within 12 months after such termination of employment by the optionee.

        2.8 Termination for Other Reasons. Except as provided in Sections 2.6, 2.7 and 2.9 or except as otherwise determined by the Committee, all Options granted under the Plan shall terminate upon the termination of the optionee's employment.

        2.9 Acceleration of Options. (a) Notwithstanding any provisions to the contrary in agreements evidencing Options granted thereunder, each outstanding Option shall become immediately and fully exercisable if any entity, person or Group other than Petrolite Corporation or a subsidiary of Petrolite Corporation acquires shares of Petrolite Corporation in a transaction or series of transactions that result in such



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entity, person or Group directly or indirectly owning beneficially fifty-one percent (51%) or more of the outstanding shares of Petrolite Corporation or if any such entity, person or Group acquires substantially all of the assets of Petrolite Corporation.

        As used herein "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

        (b) In such event, each outstanding Option will be exercisable in full for a period of 12 months following the date of occurrence of such event, provided however, that no such Option shall be exercised more than 11 years after the date of the grant thereof.




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                                 ARTICLE III

                            Restricted Stock Units

        3.1 Award of Restricted Stock Units. The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant Restricted Stock Units to any participant under the Plan. At the time it grants any Restricted Stock Units, the Committee shall determine whether or not the payment of such Restricted Stock Units shall be conditioned upon the participant's continued employment with the Company throughout the Restriction Period or upon the attainment of certain performance targets or both.

        3.2 Restricted Stock Unit Agreements. Restricted Stock Units granted under the Plan shall be evidenced by written agreements in such form as the Committee may from time to time determine.

        3.3 Number of Restricted Stock Units. Upon making an award, the Committee shall determine (and the Restricted Stock Unit Agreement shall state) the number of Restricted Stock Units granted to the participant. The initial number of Units granted may be adjusted by a performance factor, in accordance with Section 3.8, to be applied at the conclusion of the Restriction Period to determine the final number of Restricted Stock Units to be paid. No payment by a participant to the Company shall be required either as a result of a grant to the participant of Restricted Stock Units or of the payment to the participant of shares of the Company's Capital Stock.

        3.4 Length of Restricted Period. Upon making an award, the Committee shall determine (and the Restricted Stock Unit Agreement shall state) the length of the Restricted Period. Restriction Periods will normally be for a period of three years; however, the Committee may establish other time periods in its sole discretion.




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        3.5     Dividend Equivalents.  At the Committee's discretion, each participant of Restricted Stock Units which have not been terminated will be entitled to receive payment from the Company in an amount equal to each cash dividend the Company would have paid to such participant had he, on the record date for payment of such dividend, owned of record shares of Capital Stock equal to the number of Restricted Stock Units which had been awarded to such participant as of the close of business on such record date. Payment of dividend equivalents is expressly conditioned on continued employment with the Company at the time of payment. Each such payment shall be made by the Company on the payment date of the cash dividend in respect of which it is to be made, or as soon as practicable thereafter.

        3.6 Payment on Restricted Stock Units. (a) Payment in respect of Restricted Stock Units conditioned solely upon the participant's continued employment with the Company shall be made within 90 days after the Restriction Period for such Units has ended.

        (b) Payment in respect of Restricted Stock Units conditioned upon the attainment of performance targets shall be made to the participant thereof in two equal installments, the first installment to be within 90 days after the Restriction Period for such Units has ended, and the remaining installment to be on the first anniversary, of the end of such Restriction Period.

        3.7 Form of Payment. Payment for Restricted Stock Units shall be made in cash, shares of Capital Stock or partly in cash and partly in Capital Stock as the Committee shall determine in its sole discretion. To the extent that payment is made in cash, the amount shall be determined by multiplying the number of Restricted Stock Units by the fair market value of a share of Capital Stock as of the close of business on the day the Restriction Period has ended. To the extent that payment is made in Capital Stock, the number of shares paid shall be equal to the number of





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Restricted Stock Units awarded.

        3.8 Performance Targets. (a) Upon the award of Restricted Stock Units, the Committee may establish (and the Restricted Stock Unit Agreement shall state) the performance targets to be attained within the Restriction Period as a condition of such Units being paid to the participant. Performance targets may be based entirely on the participant's business unit goals, or partially on business unit goals and partially on corporate goals, or entirely on corporate goals. Goals may include qualitative as well as quantitative measures. Performance targets may be adjusted during the Restriction Period, at the Committee's sole discretion, to reflect extraordinary events beyond management's control.

        (b) Attainment by the participant of performance targets in respect of a Restriction Period will result in 100% of the Restricted Stock Units being paid to the participant (at those times and subject to those conditions elsewhere set out in the Plan) with payment to be as provided in Section 3.6 hereof. Attainment of performance below the performance targets in respect of a Restriction Period may result in a proportionate amount of the value of the Units (on a scale from 0 to 100%) being paid, as determined by the Committee, and with payment to be as provided in Section 3.6 hereof.

        3.9 Termination of Employment. Except as provided in Sections 3.10 and 3.11, or except as otherwise determined by the Committee, the right to receive payment for Restricted Stock Units granted to a participant under the Plan shall terminate upon termination of the participant's employment with the Company prior to any such payment applicable to such Restricted Stock Units, and in such event the participant shall not thereafter be entitled to receive any payment in respect thereof.

        3.10 Death, Disability or Retirement. In the event that the employment of a participant who has been granted Restricted Stock Units under the Plan shall terminate prior to his receiving full payment of such Restricted Stock Units by reason of death,




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permanent disability (as determined by the Committee), or retirement, such participant shall be entitled, in the sole discretion of the Committee, to receive full payment in respect of said Restricted Stock Units; provided, however, that if such termination of employment is prior to the end of the Restriction Period, such Units shall be adjusted by multiplying the amount thereof by a fraction, the numerator of which shall be the number of full and partial calendar months between the date of award of the Restricted Stock Units and the date that employment terminated, and the denominator of which shall be the number of full and partial calendar months from the date of award to the end of the Restriction Period.

        3.11 Acceleration of Restricted Stock Units. Notwithstanding any provision to the contrary in Restricted Stock Unit Agreements of the provisions of Sections 3.1 through 3.8, if there is an acquisition of the Company as described in Section 2.9, all outstanding Restricted Stock Units shall be payable to the participant within 90 days after such acquisition, regardless of whether the applicable Restriction Period has expired and regardless of whether the applicable performance targets have been met.




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                                   ARTICLE IV

                                 Miscellaneous

        4.1 General Restriction. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Capital Stock subject or related thereto on any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the participant of an award with respect to the disposition of shares of Capital Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Capital Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

        4.2 Non-Assignability. No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

        4.3 Withholding Taxes. Whenever the Company proposes or is required to issue or transfer shares of Capital Stock under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements.




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        4.4     Rights to Terminate Employment. Nothing in the Plan or in any
agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant.

        4.5 Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

        4.6 Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of Capital Stock are issued to him.

        4.7 Definitions. (a) As used in the Plan, the term "subsidiary" means any corporation of which, at the time more than 50% of the shares entitled to vote generally in an election of directors are owned directly or indirectly by Petrolite Corporation, or any subsidiary thereof.

        (b) As used in the Plan, the term "fair market value" as of any date and in respect of any share of Capital Stock means the then most recent closing price of a share of Capital Stock reflected in the consolidated trading tables of The Wall Street Journal or any other publication selected by the Committee.

        4.8 Leaves of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any




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leave of absence taken by the participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan therefore made to any participant who takes such leave of absence.

        4.9 Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

        4.10 Adjustments. In the event of any change in the outstanding Capital Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of Restricted Stock Units and the number of shares of Capital Stock which may be issued under the Plan, the number of shares of Capital Stock subject to Options theretofore granted under the Plan, the option price of Options theretofore granted under the Plan, the amount of Restricted Stock Units theretofore awarded under the Plan, the performance targets referred to in Section 3.8 and any and all other matters deemed appropriate by the Committee.

        4.11 Amendment of the Plan. The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that, without shareholder approval the Committee may not (i) increase the maximum number of shares of Capital Stock which may be issued under the Plan (other than increases pursuant to Section 4.10), (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification




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or amendment of the Plan shall not without the consent of a participant, affect his rights under an award previously granted to him.

        4.12 Gender. Wherever used in the Plan, the masculine gender includes the feminine.

        4.13. Nonexclusivity of the Plan. The adoption of the Plan by the Company shall not be construed as creating any limitation on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

        4.14 Government and Other Regulations. (a) The obligation of the Company to sell and deliver shares of Capital Stock under options or restricted stock units granted under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board of Directors of the Company.

        (b) The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.




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